State of Delaware
Secretary of State
Division of Corporations
Delivered 02:31 PM 08/19/2011
FILED 02:18 PM 08/19/2011
SRV 110936406 - 5023723 FILE

CERTIFICATE OF INCORPORATION
OF
UAN POWER CORP.

Article 1. NAME

The name of this corporation is UAN Power Corp. (the "**Corporation**").

Article 2. REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article 3. PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "**DGCL**").

Article 4. CAPITAL STOCK

4.1. Authorized Shares. The Corporation is authorized to issue two classes of stock to be designated, respectively, "**Common Stock**" and "**Preferred Stock**." The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Two Hundred Seventy Million (270,000,000), of which Two Hundred Fifty Million (250,000,000) shares shall be Common Stock, having a par value of $.00001 per share, and of which Twenty Million (20,000,000) shares shall be Preferred Stock, having a par value of $.00001 per share.

4.2. Common Stock.

4.2.1. Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in one or more certificates of designations filed with the State of Delaware to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as, and be identical in all respects to, all the other shares of Common Stock.

4.2.2. Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock

entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

4.2.3. Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.4. Voting Rights. Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

4.3. Preferred Stock. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by the DGCL and the provisions of this Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate or certificates of designation pursuant to the DGCL, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, the voting powers (if any) of the shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

Article 5. BOARD OF DIRECTORS

5.1. Number; Term; Election. The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the By-Laws of the Corporation. Unless and except to the extent that the By-Laws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the terms of any incumbent director. Directors need not be residents of the state of incorporation or stockholders of the Corporation.

5.2 Management of Business and Affairs of the Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.3 Limitation of Liability. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 5.4 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 6. AMENDMENT OF CERTIFICATE

The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article 6 or Article 5 of this Certificate of Incorporation.

Article 7. ADOPTION AND AMENDMENT OF BY-LAWS.

The Board of Directors of the corporation is expressly authorized to make, alter or repeal the By-Laws of the corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the By-Laws.

Article 8. SURVIVAL

If any Article of this Certificate of Incorporation or any portion thereof is found to be void or unenforceable by a court of competent jurisdiction, the remaining Articles or portions of said Article, as the case may be, shall nevertheless remain in full force and effect as though the unenforceable part had been severed and deleted.

Article 9. NAME AND MAILING ADDRESS OF INCORPORATOR

The name and mailing address of the sole incorporator are as follows:

Name:	Parashar Patel
Mailing Address:	1021 Hill Street, Suite 200 Three Rivers, Michigan 49093

Article 10. TERM OF EXISTENCE

The Corporation is to have perpetual existence.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, for purposes of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate of Incorporation, and does certify that the facts herein stated are true, and the undersigned has accordingly hereunto set his hand this 19th day of August, 2011.

UAN POWER CORP.

By: /s/ Parashar Patel
Parashar Patel
Sole Incorporator